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Exhibit 10.41

                                                                 April 22, 2003

                         JENKINS CAPITAL MANAGEMENT, LLC





April 22, 2003

Dr. Bogdan C. Maglich Chief Executive Officer HiEnergy Technologies, Inc. 1601 Alton Parkway, Unit B Irvine, CA. 92606


Dear Dr. Bogdan:

This letter will outline the terms by which Dunwoody Brokerage Services, Inc. C/O Jenkins Capital Management, LLC ("JCM") shall assist HiEnergy Technologies, Inc. ("HIET") in the Private Placement/raising of capital in an amount up to $249,000 with the potential for additional investments at (a) future time (s). At the request of HIET, JCM will introduce HIET to our client(s) who may have an interest in making an investment(s) in HIET.

JCM shall act as a non-exclusive Placement Agent for a 30-day period beginning upon the date of execution of this Agreement; this shall be the Placement Period ("Placement Period"). Any potential investor who JCM introduces (via conference call, visit or other means) to HIET or parties introduced to HIET by any such potential investor (collectively referred to as "JCM Investors") shall be considered for purposes of this Agreement a protected investor of JCM whether or not such investor(s) participate in the offering(s) contemplated by this Letter of Agreement.

Upon successful completion of a Private Placement/Capital Raise with a JCM Investor, HIET agrees to pay JCM a cash fee of 8.00% of the aggregate proposed investment. The transfer of any funds from a JCM investor to HIET shall be in the form of a bifurcated wire. In addition JCM shall receive, a warrant to purchase at the Fair Market Value, 50,000 shares of common stock, exercisable at an exercise price equal to Fair Market Value. Fair Market Value shall equal 115% of the per share price of the securities before any discount is applied to arrive at the price paid by the Private Placement Investors in this offering. Warrants referenced herein shall have piggyback registration rights and a 5-Year term.

In the event that HIET accepts an investment, during the 12-month period following the date hereof, from any of the JCM Investors, HIET agrees to pay to JCM a fee as stated above, at the time of closing. No fee shall be payable to JCM if HIET rejects any Private Placement offer and does not accept funds from a JCM Investor. However the receipt of any funds from a JCM Investor shall result in the payment of the aforementioned fees.


Please affirm your agreement by signing below.





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                                                            April 22, 2003

HiEnergy Technologies, Inc. understands and agrees with the payment requirements listed above.


By: /s/ B.C. MAGLICH                      Dunwoody Brokerage Services, Inc.
   ------------------------------
Print Name: B.C. MAGLICH                  By: /s/ R. HOPKINS
           ----------------------            --------------------------------
Title: CHAIRMAN & CEO                     Robert Hopkins, President
      ---------------------------
Date: 4/22/03                             Date: 4/22/03
     ----------------------------              ------------------------------

Jenkins Capital Management, LLC

BY: /S/ DAVID JENKINS
   -----------------------------

MANAGING PARTNER

Date: 4/22/03
     --------------------------



       4243 Dunwoody Club Drive, Suite 200  Atlanta, Georgia  30350-5206
                   Phone: (678) 731-0007 o Fax: (678) 731-0006
          Securities offered through Dunwoody Brokerage Services, Inc.
         A Registered Broker/Dealer, Atlanta, Georgia, Member NASD/SIPC

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